As filed with the Securities and Exchange Commission on November 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alcoa Corporation

(Exact name of registrant as specified in its charter)

Delaware	81-1789115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212-5858

(Address of Principal Executive Offices)

Alcoa USA Corp. Deferred Compensation Plan

Alcoa Corporation 2016 Deferred Fee Plan for Directors

(Full title of the plans)

Jeffrey D. Heeter

Executive Vice President, General Counsel, and Secretary

Alcoa Corporation

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212

(412) 315-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Amy I. Pandit

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

301 Grant Street

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$50,000,000(2)	100%	$50,000,000(3)	$6,060

(1)

The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay up to $50,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Alcoa USA Corp. Deferred Compensation Plan and the Alcoa Corporation 2016 Deferred Fee Plan for Directors (the “Plans”).

(2)	The amounts to be registered under the respective Plans are: Alcoa USA Corp. Deferred Compensation Plan—$35,000,000; and Alcoa Corporation 2016 Deferred Fee Plan for Directors—$15,000,000.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Alcoa Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018.

(b)        The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 9, 2018; for the quarter ended June 30, 2018, filed with the Commission on August 2, 2018; and for the quarter ended September 30, 2018, filed with the Commission on November 2, 2018.

(c)        The Registrant’s Current Reports on Form 8-K filed with the Commission on January 17, 2018, April 3, 2018, May 15, 2018, May 17, 2018, June 18, 2018, August 8, 2018, and October 17, 2018.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation from time to time in the future in accordance with the terms of the Alcoa USA Corp. Deferred Compensation Plan (the “Key Employee Plan”) and the Alcoa Corporation 2016 Deferred Fee Plan for Directors (the “Director Plan”) and the participants are unsecured general creditors of the Company. The Company has established a trust as a source from which to pay benefits under the Plans; provided, however, that the trust is at all times subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy.

Key Employee Plan

Select management and highly compensated employees of the Company and its subsidiaries may elect to defer base salary amounts and certain incentive plan awards under the Key Employee Plan. Participation in the Key Employee Plan is voluntary, and participants may defer up to 25% of their salaries in total and up to 100% of their annual cash incentive compensation. If a participant defers his or her salary under the Key Employee Plan, the participant may be eligible for Company matching contributions. Participants may elect to allocate deferred compensation into a variety of investment alternatives. The investment options available under the Key Employee Plan are generally the same choices salaried employees have under the Company’s tax qualified defined contribution plan. The participants in the Key Employee Plan do not receive preferential earnings on their investments. Participants may change investment options on a daily basis by providing the appropriate direction to the Company or its designee, in accordance with rules established by the Company.

The value of a participant’s account(s) ordinarily will be distributed to the participant or the participant’s beneficiary (in the case of the participant’s death) upon the participant’s separation from service, at which time, deferred compensation will be paid, depending on the participant’s election, account balance and retirement eligibility, as described in the Key Employee Plan. No benefit under the Key Employee Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in a qualified domestic relations order.

The Key Employee Plan is administered by the Benefits Management Committee of the Company. The Board of Directors of the Company (the “Board”) may amend, suspend, or terminate the Key Employee Plan at any time, pursuant to the terms and conditions set forth therein; provided that no such amendment, suspension or termination will reduce or in any manner adversely affect any participant’s or the Board’s rights with respect to benefits that are payable or may become payable under the Key Employee Plan based upon a participant’s credited amounts under the Key Employee Plan as of the date of such amendment, suspension or termination.

Director Plan

Non-employee members of the Board may elect to defer all or part of their compensation earned for services rendered as a member of the Board under the Director Plan. Participation in the Director Plan is voluntary and participants may elect to allocate deferred compensation into various investment options.

Deferred amounts are paid either in a lump sum or installments following termination of service on the Board in accordance with the elections made by participants.

The value of a participant’s account ordinarily will be distributed to the participant or the participant’s beneficiary (in the case of the participant’s death) upon the participant’s separation from service. The rights of any participant or beneficiary under the Director Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

The Director Plan is administered by the Board. The Board may amend, modify, or terminate the Director Plan at any time, pursuant to the terms and conditions set forth therein; provided that no amendment, modification or termination will, without the consent of a participant, adversely affect such participant’s rights with respect to amounts credited to his or her accounts.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant has entered into indemnity agreements with its directors and officers. The Registrant also carries directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees from some liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Alcoa Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 3, 2016 (File No. 1-37816)).

4.2	Amended and Restated Bylaws of Alcoa Corporation, as adopted on December 6, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 8, 2017 (File No. 1-37816)).

4.3	Alcoa USA Corp. Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form 10 filed August 12, 2016 (File No. 1-37816)).

4.4	Form of Alcoa Corporation 2016 Deferred Fee Plan for Directors (incorporated by reference to Exhibit 10.24 to Amendment No. 4 to the Company’s Registration Statement on Form 10 filed September 29, 2016 (File No. 1-37816)).

4.5	Appendix C to the Alcoa Corporation Deferred Fee Plan for Directors, effective December 1, 2016 (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 filed January 18, 2017 (File No. 333-215606)).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

15.1*	Letter regarding unaudited interim financial information.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of certain directors of the Registrant.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 7th day of November, 2018.

ALCOA CORPORATION

By:	/s/ Roy C. Harvey
Roy C. Harvey
President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy C. Harvey	President and Chief Executive Officer and Director	November 7, 2018
Roy C. Harvey	(Principal Executive Officer)

/s/ William F. Oplinger	Executive Vice President and Chief Financial Officer	November 7, 2018
William F. Oplinger	(Principal Financial Officer)

/s/ Molly S. Beerman	Vice President and Controller (Principal Accounting Officer)	November 7, 2018
Molly S. Beerman

Mary Anne Citrino, Timothy P. Flynn, Kathryn S. Fuller, James A. Hughes, Michael G. Morris, James E. Nevels, James W. Owens, Carol L. Roberts, Suzanne Sitherwood, Steven W. Williams and Ernesto Zedillo, each as a Director, on November 7, 2018, by Jeffrey D. Heeter, their attorney-in-fact.

/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Attorney-in-Fact